Exhibit (e)(6)

Directed Services LLC
1475 Dunwoody Drive, West Chester, PA 19380

September 1, 2009

Davis Selected Advisers, LP
2949 East Elvira Road, Suite 101
Attention: Thomas Tays, Chief Legal Officer

Dear Mr. Tays:

Pursuant to the Sub-Advisory Agreement dated October 31, 2005, as amended, between Directed Services LLC and Davis Selected Advisers, LP (the “Agreement”), we hereby modify the sub-advisory fees payable to the Sub-Adviser for ING Davis New York Venture Portfolio  (the “Portfolio”).

Upon your acceptance, the Agreement will be modified to give effect to the foregoing by modifying the annual sub-advisory fee for the Portfolio as reflected on the Amended Schedule A of the Agreement, effective September 1, 2009.  The Amended Schedule A, with the annual sub-advisory fees indicated for the Portfolio, is attached hereto.

Please signify your acceptance to the modification of the annual sub-advisory fee for the Portfolio by signing below where indicated.

Very sincerely,

/s/ Todd Modic

Todd Modic
Vice President
Directed Services LLC

ACCEPTED AND AGREED TO:
Davis Selected Advisers, LP

By:          /s/ Kenneth C. Eich
Name:     Kenneth C. Eich
Title:        C.O.O.       , Duly Authorized

AMENDED SCHEDULE A
COMPENSATION FOR SERVICES TO SERIES

For the services provided by Davis Selected Advisers, L.P. (the “Sub-Adviser”) to the following Series of ING Partners, Inc., pursuant to the attached Sub-Advisory Agreement, the Adviser will pay the Sub-Adviser a fee, computed daily and payable monthly, based on the average daily net assets of the Series at the following annual rates of the average daily net assets of the Series:

SERIES	Rate

ING Davis New York Venture Portfolio	0.40% on the first $150 million in assets; and 0.35% on assets thereafter

If this Agreement becomes effective or terminates before the end of any month, the fee for the period from the effective date to the end of the month or from the beginning of such month to the date of termination, as the case may be, shall be prorated according to the proportion that such period bears to the full month in which such effectiveness or termination occurs.